Exhibit 99.1

Imperial Oil Limited
111 St Clair Avenue West
Toronto, Ontario
Canada M5W 1K3

     News Release

Imperial Oil’s twelve-month earnings highest in company’s history

Toronto, January 27, 2004 — Imperial Oil Limited today announced its highest annual earnings on record with 2003 net earnings of $1,682 million or $4.52 a share, compared with $1,224 million or $3.23 a share in 2002.

Net earnings for 2003 increased from the previous year as a result of higher prices for natural gas and crude oil and higher industry margins for petroleum products, partly offset by the negative impact of a higher Canadian dollar.

Fourth-quarter net earnings were $255 million or $0.71 a share in 2003, compared with $457 million or $1.21 a share for the same quarter last year. Earnings decreased primarily as a result of the negative impact of a higher Canadian dollar on resource prices and product margins, which accounted for approximately 70 percent of the decrease, lower industry margins for petroleum products, and the unplanned maintenance at Syncrude. Partly offsetting these factors was an increase in upstream oil and gas production volumes. Fourth-quarter earnings were also affected by increased expenses from stock-related compensation programs due to the share price increase. This is consistent with the long-term practice of recognizing stock-related compensation expense in earnings.

Total revenues were $19,208 million in 2003, compared with $17,042 million in 2002. Fourth-quarter revenues were $4,594 million in 2003, compared with $4,830 million in 2002.

Capital and exploration expenditures were $1.5 billion in 2003, compared with $1.6 billion during 2002.

The balance of cash and marketable securities was $448 million at the end of 2003, compared with $766 million at the end of the previous year.

“Imperial had a very good year with the highest earnings and best safety performance in the company’s history,” said Tim Hearn, chairman, president and chief executive officer. He added, “While the fourth-quarter results were significantly impacted by the higher Canadian dollar, the underlying performance of the business was sound and the opportunity for long-term earnings growth remains excellent.”

Imperial is one of the largest producers of crude oil in Canada and a major producer of natural gas. The company is the largest refiner and marketer of petroleum products — sold primarily under the Esso brand name — and a major producer of petrochemicals.

For further information:

Investor relations	Media relations
Jean Côté	Richard O’Farrell
(416) 968-4262	(416) 968-4875

Highlights

Record earnings ... growth in shareholder value

The company announced its highest annual earnings on record in 2003 with net earnings of $1,682 million or $4.52 a share, compared with $1,224 million or $3.23 a share in 2002. It is the ninth consecutive year that the company has increased its per-share dividend payment to shareholders. During the fourth quarter, the company repurchased more than five million shares for about $280 million, bringing the total number of shares repurchased in 2003 to more than 16 million for about $799 million.

Best-ever safety results and strong environmental performance

Improvements continued in the company’s safety and environmental performance. In particular, employees are to be congratulated for achieving a best-ever safety performance in 2003 and for moving Imperial towards its goal of “nobody gets hurt.”

Major growth opportunities advanced

During the fourth quarter, Imperial successfully advanced a number of growth projects:

•	A Declaration for Commercial Discovery for the Taglu field was filed with the National Energy Board. Extensive consultations and negotiations on access and benefits agreements continued with northern communities. Filing of the regulatory application is anticipated in 2004.

•	Resource delineation drilling began on Imperial’s Kearl Leases with 57 of a 200 core hole program complete. Additional public consultation and data collection continued in support of the potential filing of a regulatory application in 2005.

•	In December, Imperial acquired a 25-percent interest in exploration rights for eight deepwater parcels offshore Newfoundland in a region know as the Orphan Basin. These parcels are a significant addition to Imperial’s unexplored acreage position.

•	Production from a fourth Sable field began in November with the startup of the Alma platform.

•	Commissioning of the second Syncrude Aurora mine was completed in November. Upgrader expansion construction continues and is about 35-percent complete with start-up anticipated in 2005.

Esso gasolines now among the cleanest in the world

The efforts of more than 2,000 people, an investment of more than $600 million and 18 months of construction have enabled the company’s refineries to produce gasolines with a sulphur content of 30 parts per million. This was achieved more than a year ahead of government regulations and in time for the new low-emissions equipment on 2004 model-year cars.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS

			Twelve months
	Fourth quarter		to December 31

	2003	2002	2003	2002

Earnings (million of dollars)
Natural resources	192	315	1,139	1,056
Petroleum products	51	128	407	127
Chemicals	16	10	37	52
Corporate and other	(4)	4	99	(11)

Net earnings	255	457	1,682	1,224

Cash flow from earnings	631	726	2,354	1,781
Cash flow from operating activities	337	938	2,194	1,676
Capital and exploration expenditures	421	570	1,526	1,600
Per-share information (dollars)
Net earnings — basic and diluted	0.71	1.21	4.52	3.23
Dividends	0.22	0.21	0.87	0.84
Share prices — close at December 31
Toronto Stock Exchange (Canadian dollars)			57.53	44.86
American Stock Exchange (U.S. dollars)			44.42	28.70

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS

Net earnings for 2003 were $1,682 million or $4.52 a share, the highest annual earnings on record, versus $1,224 million or $3.23 a share in 2002. Earnings for the year increased mainly because of higher prices for natural gas and crude oil and higher industry margins for petroleum products, partly offset by the negative impact of a higher Canadian dollar.

The company’s net earnings for the fourth quarter of 2003 were $255 million or $0.71 a share, compared with $457 million or $1.21 a share for the same quarter last year. Fourth quarter earnings decreased primarily as a result of the negative impact of a higher Canadian dollar on resource prices and product margins, which accounted for approximately 70 percent of the decrease, lower industry margins for petroleum products, and the unplanned maintenance at Syncrude. Partly offsetting these factors was an increase in upstream oil and gas production volumes. Fourth quarter earnings were also affected by increased expenses from stock-related compensation programs due to the share price increase. This is consistent with the long-term mark-to-market practice of recognizing stock-related compensation expense in earnings.

Total revenues were $4,594 million in the fourth quarter and $19,208 million in 2003, versus $4,830 million and $17,042 million in the prior year.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Natural resources

During the fourth quarter of 2003, net earnings from natural resources were $192 million, compared with $315 million in the same quarter in 2002. Despite higher production of bitumen, natural gas liquids (NGLs) and natural gas, earnings decreased primarily due to the negative effects of a higher Canadian dollar on prices for crude oil and natural gas and the unplanned maintenance at Syncrude.

Net earnings in 2003 were $1,139 million versus $1,056 million in 2002. Higher realizations for natural gas and crude oil and higher Cold Lake bitumen production were largely offset by the negative impact of a higher Canadian dollar.

In the fourth quarter of 2003, realizations for conventional crude oil decreased due to the unfavourable impact of a higher Canadian dollar, averaging $36.47 a barrel, compared with $39.82 a barrel a year earlier. Realizations for conventional crude oil for the full year increased in 2003, averaging $40.10 a barrel compared with $36.81 a barrel in 2002. Average realizations for Cold Lake bitumen in the fourth quarter of 2003 were about 17 percent lower than the average fourth quarter realizations of 2002, with average realizations for the full year 2003 about two percent lower than 2002. Prices for natural gas averaged $5.54 a thousand cubic feet in the fourth quarter, up slightly from $5.32 a thousand cubic feet during the same period in 2002. Natural gas prices averaged $6.60 a thousand cubic feet in 2003, compared with $4.02 a thousand cubic feet in 2002.

During the fourth quarter and the year 2003, total production of crude oil and NGLs was 253 thousand barrels a day compared with 255 thousand barrels a day a year earlier. Total production of crude oil and NGLs increased in 2003 to 256 thousand barrels a day from 247 thousand barrels a day in 2002.

Gross production of conventional crude oil in the fourth quarter and the year 2003 averaged 46 thousand barrels a day, compared with 49 thousand barrels a day and 51 thousand barrels a day during the corresponding periods in 2002. Natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production. Production of NGLs available for sale increased to 33 thousand barrels a day in the fourth quarter from 28 thousand barrels a day a year earlier. The increase in NGLs corresponds with the initiation of Wizard Lake, Alberta, gas cap production during the last half of 2003. Total production of NGLs averaged 28 thousand barrels a day during 2003, compared with 27 thousand barrels a day in 2002.

Gross production of Cold Lake bitumen averaged 123 thousand barrels a day during the fourth quarter, compared with 116 thousand barrels a day during the same period in 2002. Full year production of bitumen averaged 129 thousand barrels a day in 2003, versus 112 thousand barrels a day last year. Higher volume was a result of the initial production cycles from phases 11 to 13, which began operation in December 2002. This was offset in part by lower production from existing operations due to the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production averaged 51 thousand barrels a day in the fourth quarter of 2003, compared with 62 thousand barrels a day during the same period in 2002. An unscheduled turnaround on a primary upgrading unit during October negatively impacted the 2003 results. Total Syncrude production fell in 2003, averaging 53 thousand barrels a day, compared with 57 thousand barrels a day last year, as increased unplanned maintenance affected Syncrude production through much of 2003.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Gross production of natural gas during the fourth quarter of 2003 was 557 million cubic feet a day, compared with 507 million cubic feet a day during the same quarter of 2002. The increased volumes were mainly due to higher production from the new facilities at Wizard Lake, which were completed in the third quarter of 2003. Gross production in 2003 averaged 513 million cubic feet a day versus 530 million cubic feet a day last year. Lower production as a result of reservoir decline was partly offset by increased volumes from the new Wizard Lake facilities.

In December, the company along with two co-venturers successfully acquired exploration rights for eight deepwater parcels offshore Newfoundland, in a region known as the Orphan Basin. The company’s 25 percent share of the proposed exploration spending would be $168 million with a minimum commitment of $42 million.

Petroleum products

Net earnings from petroleum products were $51 million in the fourth quarter and a record $407 million in the year 2003, compared with net earnings of $128 million and $127 million during the corresponding periods in the previous year. Fourth quarter earnings decreased mainly due to lower industry petroleum product margins and higher expenses. Earnings in 2003 improved mainly as a result of the strengthening of industry petroleum product margins.

All of the company’s refineries are now producing gasoline with sulphur content generally averaging 30 parts per million. This project was completed more than a year in advance of the legislated requirement and in time to meet the needs of the 2004 model-year cars.

Chemicals

Net earnings from chemical operations were $16 million in the fourth quarter of 2003, compared with $10 million in the same quarter last year. Higher earnings were mainly due to improved margins on sales of polyethylene. Net earnings for 2003 were $37 million versus $52 million for 2002. Reduced industry margins on polyethylene sales as a result of higher feedstock costs and weaker industry demand were the main reasons for the decrease in earnings.

Corporate and other

Net earnings from corporate and other operations were negative $4 million in the fourth quarter and positive $99 million in 2003, versus positive $4 million and negative $11 million in the corresponding periods last year. Favourable foreign-exchange effects on the company’s U.S.-dollar-denominated debt contributed to the improvement in 2003.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities decreased to $337 million during the fourth quarter of 2003 from $938 million in the same period a year ago. Additional funding contributions to the employee pension plan in 2003, timing of scheduled income-tax payments and lower earnings were the main reasons for the decrease. Cash flow from operating activities was $2,194 million in 2003, versus $1,676 million last year. The increased cash inflow was mainly due to higher earnings, timing of scheduled income-tax payments, and the effects of commodity prices on receivable and payable balances partly offset by additional funding contributions to the employee pension plan.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .....)

Total investing activities used $382 million of cash in the fourth quarter for a total of $1,393 million in the year 2003, compared with $546 million and $1,491 million during the corresponding periods a year ago. Total capital and exploration expenditures were $421 million in the fourth quarter and $1,526 million in the year 2003, versus $570 million and $1,600 million in the corresponding periods a year ago. Funds were used to maintain and expand crude oil and natural gas production capacity mainly on Syncrude expansion and the Mackenzie Gas Project, to upgrade refineries to meet low-sulphur gasoline requirements and to enhance the company’s retail network.

During the fourth quarter, the company repurchased more than five million shares for $280 million, bringing the total number of shares repurchased in 2003 to more than 16 million shares for $799 million.

Following completion of an independent actuarial valuation of the registered pension plan, the company contributed $500 million to reduce pension liabilities from operating cash flows. This had no effect on 2003 earnings. Future funding requirements are not expected to affect the company’s existing capital investment plans or its ability to pursue new investment opportunities.

Cash dividends of $322 million were paid in 2003, compared with dividends of $319 million in the previous year. The increase in the per-share dividend payment since the second quarter was partly offset by the lower number of outstanding shares resulting from the company’s share repurchase program. Per-share dividend increased for the ninth consecutive year.

The above factors led to a decrease in the company’s balance of cash and marketable securities to $448 million at December 31, 2003, from $766 million at the same time a year ago.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

			Twelve months
	Fourth quarter		to December 31

millions of dollars	2003	2002	2003	2002

REVENUES
Operating revenues	4,568	4,778	19,094	16,890
Investment and other income	26	52	114	152

TOTAL REVENUES	4,594	4,830	19,208	17,042

EXPENSES
Exploration	11	10	55	30
Purchases of crude oil and products	2,789	2,879	11,580	10,155
Operating	517	456	2,025	1,865
Selling and general	348	310	1,269	1,222
Federal excise tax	312	307	1,254	1,231
Depreciation and depletion	208	177	750	705
Financing costs (4)	12	4	(87)	32

TOTAL EXPENSES	4,197	4,143	16,846	15,240

EARNINGS BEFORE INCOME TAXES	397	687	2,362	1,802
INCOME TAXES	142	230	680	578

NET EARNINGS	255	457	1,682	1,224

PER-SHARE INFORMATION — dollars
Net earnings — basic and diluted (6)	0.71	1.21	4.52	3.23
Dividends	0.22	0.21	0.87	0.84

CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(unaudited)

			Twelve months
	Fourth quarter		to December 31

millions of dollars	2003	2002	2003	2002

RETAINED EARNINGS AT BEGINNING OF PERIOD	3,997	2,900	3,277	2,382
Net earnings for the period	255	457	1,682	1,224
Share purchases (6)	(253)	—	(717)	(11)
Dividends	(80)	(80)	(323)	(318)

RETAINED EARNINGS AT END OF PERIOD	3,919	3,277	3,919	3,277

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

			Twelve months
	Fourth quarter		to December 31
inflow/(outflow)
millions of dollars	2003	2002	2003	2002

OPERATING ACTIVITIES
Net earnings	255	457	1,682	1,224
Depreciation and depletion	208	177	750	705
(Gain)/loss on asset sales, after tax	(11)	(1)	(10)	(4)
Future income taxes and other	179	93	(68)	(144)

Cash flow from earnings	631	726	2,354	1,781
Accounts receivable	(42)	(127)	33	(356)
Inventories and prepaids	230	252	31	51
Income taxes payable	(150)	30	38	(225)
Accounts payable and other (a)	(332)	57	(262)	425

Change in operating assets and liabilities	(294)	212	(160)	(105)

CASH FROM OPERATING ACTIVITIES	337	938	2,194	1,676

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(400)	(557)	(1,449)	(1,552)
Proceeds from asset sales	18	11	56	61

CASH FROM (USED IN) INVESTING ACTIVITIES	(382)	(546)	(1,393)	(1,491)

CASH FLOW BEFORE FINANCING ACTIVITIES	(45)	392	801	185
FINANCING ACTIVITIES
Short-term debt — net	—	72	—	(388)
Long-term debt issued	—	—	818	500
Repayment of long-term debt	—	(71)	(818)	(71)
Issuance of common shares under stock option plan	2	—	2	—
Common shares purchased (6)	(280)	—	(799)	(13)
Dividends paid	(81)	(80)	(322)	(319)

CASH FROM (USED IN) FINANCING ACTIVITIES	(359)	(79)	(1,119)	(291)

INCREASE (DECREASE) IN CASH	(404)	313	(318)	(106)
CASH AT BEGINNING OF PERIOD	852	453	766	872

CASH AT END OF PERIOD	448	766	448	766

(a)	Includes the $500 million contribution to the registered pension plan.

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET
(unaudited)

	As at	As at
	Dec. 31	Dec. 31
millions of dollars	2003	2002

ASSETS
Current assets
Cash	448	766
Accounts receivable	1,315	1,348
Inventories of crude oil and products	407	433
Materials, supplies and prepaid expenses	105	110
Future income tax assets	353	323

Total current assets	2,628	2,980
Investments and other long-term assets	259	134
Property, plant and equipment	9,218	8,525
Goodwill	204	204
Other intangible assets	52	51

TOTAL ASSETS	12,361	11,894

LIABILITIES
Current liabilities
Short-term debt	72	72
Accounts payable and accrued liabilities	2,222	2,114
Income taxes payable	595	557
Current portion of long-term debt	501	—

Total current liabilities	3,390	2,743
Long-term debt (5)	859	1,466
Other long-term obligations	972	1,207
Future income tax liabilities	1,362	1,262

TOTAL LIABILITIES	6,583	6,678
SHAREHOLDERS’ EQUITY	5,778	5,216

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,361	11,894

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

Approved by the directors January 27, 2004

/s/ T.J. Hearn	/s/ P.A. Smith
Chairman, president and	Controller and
chief executive officer	senior vice-president,
finance and administration

IMPERIAL OIL LIMITED

BUSINESS SEGMENTS (unaudited)

	Resources		Products		Chemicals
Fourth quarter
millions of dollars	2003	2002	2003	2002	2003	2002

REVENUES
Operating revenues (a)	798	785	3,533	3,754	237	239
Intersegment sales (b)	473	591	301	294	56	57
Investment and other income	—	31	21	16	—	—

TOTAL REVENUES	1,271	1,407	3,855	4,064	293	296

EXPENSES
Exploration (c)	11	10	—	—	—	—
Purchases (b)	519	560	2,896	3,045	203	216
Operating (b)	271	225	218	202	29	29
Selling and general	12	12	305	266	31	30
Federal excise tax	—	—	312	307	—	—
Depreciation and depletion	147	121	57	50	4	6
Financing costs	—	—	1	—	—	—

TOTAL EXPENSES	960	928	3,789	3,870	267	281

EARNINGS BEFORE INCOME TAXES	311	479	66	194	26	15
INCOME TAXES	119	164	15	66	10	5

NET EARNINGS	192	315	51	128	16	10

EXPORT SALES TO THE UNITED STATES	310	291	201	253	138	134
CASH FLOW FROM EARNINGS	401	541	178	181	36	9
CAPEX (c)	298	337	112	225	11	8

	Corporate		Consolidated
Fourth quarter
millions of dollars	2003	2002	2003	2002

REVENUES
Operating revenues (a)	—	—	4,568	4,778
Intersegment sales (b)	—	—	—	—
Investment and other income	5	5	26	52

TOTAL REVENUES	5	5	4,594	4,830

EXPENSES
Exploration (c)	—	—	11	10
Purchases (b)	—	—	2,789	2,879
Operating (b)	—	—	517	456
Selling and general	—	2	348	310
Federal excise tax	—	—	312	307
Depreciation and depletion	—	—	208	177
Financing costs	11	4	12	4

TOTAL EXPENSES	11	6	4,197	4,143

EARNINGS BEFORE INCOME TAXES	(6)	(1)	397	687
INCOME TAXES	(2)	(5)	142	230

NET EARNINGS	(4)	4	255	457

EXPORT SALES TO THE UNITED STATES	—	—	649	678
CASH FLOW FROM EARNINGS	16	(5)	631	726
CAPEX (c)	—	—	421	570

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Consolidated amounts exclude intersegment transactions, as follows:

	2003	2002

Purchases	829	942
Operating expense	1	—

Total intersegment sales	830	942

(c)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant and equipment and additions to capital leases.

IMPERIAL OIL LIMITED

BUSINESS SEGMENTS (unaudited)

	Resources		Products		Chemicals
Twelve months to December 31
millions of dollars	2003	2002	2003	2002	2003	2002

REVENUES
Operating revenues (a)	3,390	2,573	14,710	13,362	994	955
Intersegment sales (b)	2,224	2,217	1,294	1,038	238	209
Investment and other income	34	104	54	34	—	—

TOTAL REVENUES	5,648	4,894	16,058	14,434	1,232	1,164

EXPENSES
Exploration (c)	55	30	—	—	—	—
Purchases (b)	2,357	1,814	12,066	10,974	911	830
Operating (b)	1,093	990	810	761	124	115
Selling and general	28	21	1,123	1,076	118	115
Federal excise tax	—	—	1,254	1,231	—	—
Depreciation and depletion	517	479	211	203	22	23
Financing costs	1	1	2	1	—	—

TOTAL EXPENSES	4,051	3,335	15,466	14,246	1,175	1,083

EARNINGS BEFORE INCOME TAXES	1,597	1,559	592	188	57	81
INCOME TAXES	458	503	185	61	20	29

NET EARNINGS	1,139	1,056	407	127	37	52

EXPORT SALES TO THE UNITED STATES	1,304	942	792	723	567	520
CASH FLOW FROM EARNINGS	1,576	1,526	719	216	66	63
CAPEX (c)	1,007	986	478	589	41	25
TOTAL ASSETS AS AT Dec. 31 (b)	6,434	6,014	5,341	5,048	446	418
CAPITAL EMPLOYED AS AT Dec. 31	3,784	3,325	2,784	2,484	246	178

	Corporate		Consolidated
Twelve months to December 31
millions of dollars	2003	2002	2003	2002

REVENUES
Operating revenues (a)	—	—	19,094	16,890
Intersegment sales (b)	—	—	—	—
Investment and other income	26	14	114	152

TOTAL REVENUES	26	14	19,208	17,042

EXPENSES
Exploration (c)	—	—	55	30
Purchases (b)	—	—	11,580	10,155
Operating (b)	—	—	2,025	1,865
Selling and general	—	10	1,269	1,222
Federal excise tax	—	—	1,254	1,231
Depreciation and depletion	—	—	750	705
Financing costs	(90)	30	(87)	32

TOTAL EXPENSES	(90)	40	16,846	15,240

EARNINGS BEFORE INCOME TAXES	116	(26)	2,362	1,802
INCOME TAXES	17	(15)	680	578

NET EARNINGS	99	(11)	1,682	1,224

EXPORT SALES TO THE UNITED STATES	—	—	2,663	2,185
CASH FLOW FROM EARNINGS	(7)	(24)	2,354	1,781
CAPEX (c)	—	—	1,526	1,600
TOTAL ASSETS AS AT Dec. 31 (b)	448	766	12,361	11,894
CAPITAL EMPLOYED AS AT Dec. 31	448	816	7,262	6,803

(a)	Includes crude sales made by Products in order to optimize refining operations.
(b)	Consolidated amounts exclude intersegment transactions, as follows:

	2003	2002

Purchases	3,754	3,463
Operating expense	2	1

Total intersegment sales	3,756	3,464

Intersegment receivables and payables	308	352

(c)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant and equipment and additions to capital leases.

IMPERIAL OIL LIMITED

OPERATING STATISTICS
(unaudited)

			Twelve months
	Fourth quarter		to December 31

	2003	2002	2003	2002

GROSS CRUDE OIL AND NGL PRODUCTION (thousands of barrels a day)
Conventional	46	49	46	51
Cold Lake	123	116	129	112
Syncrude	51	62	53	57

Total crude oil production	220	227	228	220
Natural gas liquids (NGLs) available for sale	33	28	28	27

Total crude oil and NGL production	253	255	256	247

NGL SALES (thousands of barrels a day)	52	51	39	40
NATURAL GAS (millions of cubic feet a day)
Production (gross)	557	507	513	530
Production available for sale (gross)	470	440	446	463
Sales	481	475	460	499
AVERAGE PRICES (dollars)
Conventional crude oil sales (a barrel)	36.47	39.82	40.10	36.81
Par crude oil price at Edmonton (a barrel)	40.09	43.51	43.93	40.44
Heavy crude oil at Hardisty (Bow River, a barrel)	28.92	32.41	33.00	31.85
Natural gas sales (a thousand cubic feet)	5.54	5.32	6.60	4.02
PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	32.7	34.0	33.0	32.9
Heating, diesel and jet fuels	26.1	26.7	26.2	25.0
Heavy fuel oils	7.3	5.6	5.4	4.9
Lube oils and other products	5.9	6.2	5.8	6.4

Net petroleum products sales	72.0	72.5	70.4	69.2
Sales under purchase and sale agreements	15.1	14.7	14.6	13.9

Total petroleum products sales	87.1	87.2	85.0	83.1

TOTAL REFINERY THROUGHPUT (millions of litres a day)	70.8	70.9	71.6	71.2
REFINERY CAPACITY UTILIZATION (percent)	89	89	90	90
PETROCHEMICAL SALES (thousands of tonnes a day)	3.2	3.3	3.3	3.5

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)

			Twelve months
	Fourth quarter		to December 31

	2003	2002	2003	2002

RETURN ON AVERAGE CAPITAL EMPLOYED (a) (percent)			24.3	19.7
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY (percent)			30.6	25.7
INTEREST COVERAGE RATIO — EARNINGS BASIS (times covered)			63.2	46.1
SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	365,540	378,863	372,011	378,875
At December 31			362,653	378,863
Number of shareholders
At December 31			15,516	15,988
SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	58.22	46.10	58.22	49.38
Low	50.16	41.55	43.20	38.51
Close at December 31			57.53	44.86
American Stock Exchange (U.S. dollars)
High	44.75	29.31	44.75	31.85
Low	37.24	26.61	28.25	24.00
Close at December 31			44.42	28.70

(a) Capital employed is defined as short- and long-term debt and shareholders’ equity.

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.      Accounting principles

These consolidated financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements, except for those changes implemented January 1, 2003 to reflect new accounting standards of the Canadian Institute of Chartered Accountants (CICA). The impact of the new CICA standard dealing with accounting for asset retirement obligations is discussed in note 2.

2.      Reporting change

The new CICA standard dealing with accounting for asset retirement obligations changes the method of accruing for certain site-restoration costs. Under the new standard, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets are increased by the amount of these obligations. Over time the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. There are no asset retirement liabilities set up for those assets which have an indeterminate useful life.

Estimated cash flows have been discounted at six percent. Implementation of the new standard has reduced site-restoration liabilities by $28 million to $462 million as of December 31, 2003. The total undiscounted amount of the estimated cash flows required to settle the obligations is $895 million. Payments to settle the obligations occur on an ongoing basis and will continue over the lives of the operating assets, which can exceed more than 25 years. This change in accounting standard has no impact on the cash flow profile of the company. The new standard has been applied retroactively, and the financial statements of prior periods have been restated.

The impact of adopting the new accounting for asset retirement obligations standard on the consolidated balance sheet and statement of earnings is:

Change in consolidated balance sheet

	As at Dec.31

millions of dollars - increase/(decrease)	2003	2002

Property, plant and equipment	24	26

Total assets	24	26

Other long-term obligations	(28)	20
Future income tax liabilities	18	2
Retained earnings	34	4

Total liabilities and shareholders’ equity	24	26

Change in consolidated statement of earnings

			Twelve months
	Fourth quarter		to December 31

millions of dollars - increase/(decrease)	2003	2002	2003	2002

Operating expense	(12)	(4)	(48)	(23)
Depreciation and depletion expense	—	—	2	2

Total expenses	(12)	(4)	(46)	(21)
Income taxes	5	1	16	7

Net earnings	7	3	30	14

Earnings per share — basic and diluted (dollars)	0.02	0.01	0.08	0.04

IMPERIAL OIL LIMITED

3.      Incentive compensation programs

The company accounts for its incentive compensation programs, except for the incentive stock option plan issued prior to January 1, 2003, by using the fair-value-based method. Under this method, compensation expense related to the units of these programs is recorded in the consolidated statement of earnings over the vesting period. The company accounts for its incentive stock option plan by using the intrinsic-value-based method and does not recognize compensation expense on the issuance of stock options because the exercise price is equal to the market value at the date of grant. If the fair-value-based method of accounting had been adopted to account for the incentive stock option plan, the impact on net earnings and earnings per share would have been negligible.

The company purchased shares on the market to fully offset the dilutive effects from the exercise of incentive stock options. The company does not plan to issue stock options in the future.

4.      Financing costs

			Twelve months
	Fourth quarter		to December 31

millions of dollars	2003	2002	2003	2002

Debt related interest	11	11	38	40
Other interest	1	—	4	2

Total interest expense	12	11	42	42
Foreign exchange expense (gain) on long-term debt	—	(7)	(129)	(10)

Total financing costs	12	4	(87)	32

5.      Long-term debt

			As at	As at
		Interest	Dec. 31	Dec. 31
Issued	Maturity date	rate	2003	2002

1989	September 1, 2004 (2002 - $600 million (U.S.))	Variable	—	946
2002	May 7, 2004 (a)	Variable	—	500
2003	$250 million due May 26, 2005 and $250 million due August 26, 2005	Variable	500	—
2003	January 19, 2006	Variable	318	—

Long-term debt (at period-end exchange rate)			818	1,446
Capital leases			41	20

Total long-term debt			859	1,466

(a) Medium-term notes of $500 million have been reclassified to the current portion of long-term debt in the balance sheet. The company intends to extend the maturity date of these notes under the existing Medium Term Notes Program.

IMPERIAL OIL LIMITED

6.      Common shares

	As at	As at
	Dec. 31	Dec. 31
thousands of shares	2003	2002

Authorized	450,000	450,000
Common shares outstanding	362,653	378,863

In 1995 through 2002, the company purchased shares under eight 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2003, another 12-month normal course program was implemented with an allowable purchase up to 18.6 million shares (five percent of the total on June 19, 2003), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of

Year	Shares	Dollars

1995 — 2001	202.4	5,156
2002 — Fourth quarter	—	—
Full year	0.3	13
2003 — Fourth quarter	5.3	280
Full year	16.3	799
Cumulative purchases to date	219.0	5,968

Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.

The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of retained earnings.

The following table provides the calculation of basic and diluted earnings per share:

			Twelve months
	Fourth quarter		to December 31

	2003	2002	2003	2002

Net earnings (millions of dollars)	255	457	1,682	1,224
(thousands of shares)
Average number of common shares outstanding, weighted monthly	365,540	378,863	372,011	378,875
Plus: average number of shares issued on assumed exercise of stock options	400	—	143	1

Weighted average number of diluted common shares	365,940	378,863	372,154	378,876

Earnings per share — basic (dollars)	0.71	1.21	4.52	3.23
Earnings per share — diluted (dollars)	0.71	1.21	4.52	3.23